As filed with the Securities and Exchange Commission on June 29, 2023

Registration No. 333-170857

Registration No. 333-246231

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170857

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-246231

UNDER

THE SECURITIES ACT OF 1933

INDUS REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	06-0868496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

641 Lexington Avenue

New York, New York 10022

(Address of principal executive offices, including zip code)

GRIFFIN INDUSTRIAL REALTY, INC. 2009 STOCK OPTION PLAN

GRIFFIN INDUSTRIAL REALTY, INC. AND GRIFFIN INDUSTRIAL, LLC 2020 INCENTIVE AWARD PLAN

(Full title of the plans)

Michael Gamzon

Chief Executive Officer

INDUS Realty Trust, Inc.

641 Lexington Avenue

New York, New York 10022

(212) 218-7910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory Ressa Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Fred de Albuquerque Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000

Nancy Olson Skadden, Arps, Slate, Meagher & Flom LLP 155 N Upper Wacker Drive Chicago, Illinois 60606 (312) 407-0700	Blair Thetford Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of INDUS Realty Trust, Inc., a Maryland corporation (the “Registrant”), on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-170857, filed with the SEC on November 29, 2010, registering a total of 386,926 shares of the Registrant’s Common Stock under the Registrant’s Griffin Land & Nurseries, Inc. 2009 Stock Option Plan; and

•	Registration Statement No. 333-246231, filed with the SEC on August 14, 2020, registering a total of 300,000 shares of the Registrant’s Common Stock under the Registrant’s Griffin Industrial Realty, Inc. and Griffin Industrial, LLC 2020 Incentive Award Plan and 195,828 shares of the Registrant’s Common Stock under such 2020 Incentive Award Plan that were originally authorized under the Registrant’s 2009 Stock Option Plan.

On June 29, 2023, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 22, 2023, by and among the Registrant, IR Parent, LLC, a Delaware limited liability company (“Parent”), and IR Merger Sub II, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statements as of June 29, 2023.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 22, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 29th day of June, 2023.

INDUS REALTY TRUST, INC.

By:	/s/ Jon Clark
Name:	Jon Clark
Title:	Executive Vice President & Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.